SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-222925

Under

THE SECURITIES ACT OF 1933

Sooum Corp.

(Exact name of registrant as specified in its charter)

Minnesota	41-0831186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Madison Avenue

Suite 1800

New York, New York 10022

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EMPLOYEES, DIRECTORS AND CONSULTANTS

STOCK PLAN FOR THE YEAR 2018

 (Full Title of the Plan)

Richard Jones

Counsel

Jones & Haley, P.C.

750 Hammond Drive

Building 12, Suite 100

Atlanta, Georgia 30328

Telephone:  770-804-0500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging Growth	☐

DEREGISTRATION OF UNSOLD SECURITIES

Sooum Corp., a Minnesota corporation (the "Registrant"), is filing this Post-Effective Amendment No. 1 to deregister certain unsold shares of common stock and related plan participation interests originally registered pursuant to the Registration Statements on Form S-8 filed on 2/8/18 (File No. 333-222925)(the "Original Registration Statement"), with respect to shares of the Registration's common stock, par value $0.001 (the "Common Stock"), thereby registered for offer or sale pursuant to the registration's Incentive and Stock Option Plan (the "Plan").

The Registrant no longer plans to offer Common Stock of the Registrant pursuant to the Plan. Accordingly, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities described in the Registration Statement that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to deregister all securities that were previously registered and that remain unissued.

Effective upon filing hereof, the Registrant hereby removes from registration all securities registered under the Registration Statement that remained unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 16, 2019.

Sooum Corp.

By:	/s/William Westbrook
William Westbrook
Chairman, CEO & President